Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Antares Pharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-20389, 333-40483, 333-64480, 333-111177) on Form S-8, registration statements (Nos. 333-61950, 333-96739, 333-103958) on Form S-3 and registration statement (No. 333-109114) on Form S-2 of Antares Pharma, Inc. (formerly known as Medi-Ject Corporation) of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Antares Pharma, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Antares Pharma, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

March 15, 2006